     As filed with the Securities and Exchange Commission on March 14, 2000
                                                     File No. 333-______________
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM S-8
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                         ADVANCED RADIO TELECOM CORP.
            (Exact name of registrant as specified in its charter)

          DELAWARE                                   52-1869023
  (State or other jurisdiction                      (I.R.S. Employer
 of incorporation or organization)                Identification No.)


                              500 108th Avenue NE
                                   Suite 2600
                          Bellevue, Washington  98004
                                 (425) 688-8700
          (Address of principal executive offices, including zip code)

                         RESTATED EQUITY INCENTIVE PLAN
                        -------------------------------
                            (Full title of the plan)

                             THOMAS M. WALKER, ESQ.
                                General Counsel
                          Advanced Radio Telecom Corp.
                              500 108th Avenue NE
                                   Suite 2600
                          Bellevue, Washington  98004
                                 (425) 688-8700
                              (425) 990-1642 (Fax)
-------------------------------------------------------------------------------
(Name, Address and Telephone Number, including Area Code, of Agent for Service)

                        CALCULATION OF REGISTRATION FEE

============================================================================================
 Title of Securities     Amount to be    Proposed maximum   Proposed maximum     Amount of
  to be registered        registered      offering price   aggregate offering  registration
                                          per share/(1)/       price/(2)/          fee
--------------------------------------------------------------------------------------------
Common Stock,
par value $.001        4,000,000 shares   $10.063-$43.50      $154,547,830.25      $40,801
============================================================================================

/(1)/ Pursuant to Rule 475(h) under the Securities Act of 1933, as amended, the offering price for shares subject to options on the date hereof is the actual exercise price of such options. Of the 4,000,000 shares to be registered hereunder, 3,000 shares are subject to options at an exercise price of $36.625 per share, 801,500 shares are subject to options at an exercise price of $32.391 per share, 7,500 shares are subject to options at an exercise price of $30.25 per share, 15,000 shares are subject to options at an exercise price of $14.00 per share, 300,000 shares are subject to options at an exercise price of $13.625 per share, 1,000 shares are subject to options at an exercise price of $14.313 per share, 1,500 shares are subject to options at an exercise price of $13.75 per share, 2,500 shares are subject to options at an exercise price of $10.063 per share, 3,000 shares are subject to options at an exercise price of $14.938 per share, 1,500 shares are subject to options at an exercise price of $12.125 per share, 1,750 shares are subject to options at an exercise price of $12.625 per share, 3,000 shares are subject to options at an exercise price of $13.063 per share, 10,000 shares are subject to options at an exercise price of $13.75 per share, 3,000 shares are subject to options at an exercise price of $13.438 per share, 1,500 shares are subject to options at an exercise price of $11.75 per share and 5,000 shares are subject to options at an exercise price of $13.00 per share. The offering price for the remaining 2,839,250 shares not subject to options on the date hereof of $43.50 per share has been estimated solely for the purposes of determining the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, on the basis of the average of the high and low prices of Advanced Radio Telecom Corp. Common Stock, par value $0.001 per share, reported on the Nasdaq National Market on March 9, 2000.


/(2)/ The maximum aggregate offering price consists of $109,875 payable in respect of 3,000 shares subject to options at an exercise price of $32.625 per share, plus $25,961,386.50 payable in respect of 801,500 shares subject to options at an exercise price of $32.391 per share, plus $226,875 payable in respect of 7,500 shares subject to options at an exercise price of $30.25 per share, plus $210,000 payable in respect of 15,000 shares subject to options at an exercise price of $14.00 per share, plus $4,087,500 payable in respect of 300,000 shares subject to options at an exercise price of $13.625 per share, plus $14,313 payable in respect of 1,000 shares subject to options at an exercise price of $14.313 per share, plus $20,625 payable in respect of 1,500 shares subject to options at an exercise price of $13.75 per share, plus $25,157.50 payable in respect of 2,500 shares subject to options at an exercise price of $10.063 per share, plus $44,814 payable in respect of 3,000 shares subject to options at an exercise price of $14.938 per share, plus $18,187.50 payable in respect of 1,500 shares subject to options at an exercise price of $12.125 per share, plus $22,093.75 payable in respect of 1,750 shares subject to options at an exercise price of $12.625 per share, plus $39,189 payable in respect of 3,000 shares are subject to options at an exercise price of $13.063 per share, plus $137,500 payable in respect of 10,000 shares subject to options at an exercise price of $13.75 per share, plus $40,314 payable in respect of 3,000 shares subject to options at an exercise price of $13.438 per share, plus $17,625 payable in respect of 1,500 shares subject to options at an exercise price of $11.75 per share, plus $65,000 payable in respect of 5,000 shares subject to options at an exercise price of $13.00 per share, plus $123,507,375 payable in respect of 2,839,250 shares that have not yet been subject to options on the date hereof.

================================================================================

                                EXPLANATORY NOTE


  This Registration Statement has been filed pursuant to General Instruction E on Form S-8 to register 4,000,000 additional securities to be offered pursuant to the Restated Equity Incentive Plan ("the Plan") of Advanced Radio Telecom Corp. (the "Registrant" or the "Company"). A registration statement on Form S-8 (File No. 333-50155), filed with the Securities and Exchange Commission on April 15, 1998 to register 3,100,000 shares of Common Stock and Junior Preferred Stock Purchase Rights issuable pursuant to the Plan and the 1997 Equity Incentive Plan for Non-Employee Directors, is currently effective and is hereby incorporated herein by reference.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on this 14th day of March, 2000.

                                    ADVANCED RADIO TELECOM CORP.


                                    By: /s/ Robert S. McCambridge
                                        ---------------------------------
                                        Name:  Robert S. McCambridge
                                        Title: President


                               POWER OF ATTORNEY
                               -----------------

     Pursuant to the requirement of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes and constitutes Robert S. McCambridge and Thomas M. Walker, with full power of substitution, to execute in the name of and on behalf of such person any amendment (including any post-effective amendment) to this Registration Statement, and any subsequent registration statement for the same offering that may be filed under Rule 462(b) under the Securities Act, and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes in this Registration Statement and any subsequent registration statement under Rule 462(b) as the person(s) so acting deems appropriate.

Signature                  Title                     Date
---------                  -----                     -----

/s/ Robert S. McCambridge
-------------------------  President, Acting Chief   March 14, 2000
Robert S. McCambridge      Executive Officer and
                           Chief Financial Officer


/s/ Bandel Carano
-------------------------  Director                  March 14, 2000
Bandel Carano

/s/ Andrew I. Fillat
-------------------------  Director                  March 14, 2000
Andrew I. Fillat



/s/ Richard T. Liebhaber
-------------------------  Director                  March 14, 2000
Richard T. Liebhaber


/s/ James B. Murray, Jr.
-------------------------  Director                  March 14, 2000
James B. Murray, Jr.


/s/ Alan Z. Senter
-------------------------  Director                  March 14, 2000
Alan Z. Senter


/s/ Marc B. Weisberg
-------------------------  Director                  March 14, 2000
Marc B. Weisberg


                                 EXHIBIT INDEX

Number  Title of Exhibit                              Page
------  --------------------------------------------  ----
  5     Opinion of Ropes & Gray                        6

  23.1  Consent of PricewaterhouseCoopers L.L.P.       7

  23.2  Consent of Ropes & Gray (contained in the
        opinion filed as Exhibit 5 hereto)             6

  24    Power of Attorney (included as part of the
        signature page filed herewith)                 3